Exhibit 4.2 Execution Copy

THIS WARRANT HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR APPLICABLE STATE SECURITIES LAWS. THIS WARRANT HAS BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED UNLESS (1) THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT COVERING THIS WARRANT OR (2) THE SALE IS MADE IN ACCORDANCE WITH RULE 144 OR ANOTHER APPLICABLE EXEMPTION UNDER THE SECURITIES ACT.

Up to $20,000,000 of Common Stock, subject to adjustment

Warrant

RASER TECHNOLOGIES, INC.

     Raser Technologies, Inc. (the "Company" or the "Issuer"), a Delaware corporation, for value received, hereby certifies that Fletcher International, Ltd.

("Investor"), or its registered permitted assigns, is the registered holder (the "Holder") of rights to purchase from the Issuer shares of duly authorized, validly issued, fully paid and nonassessable shares of common stock, par value $0.01 per share of the Issuer (the "Common Stock"), with an aggregate purchase price of up to Twenty Million Dollars ($20,000,000) at a price per share equal to the Warrant Price, subject to the terms, conditions and adjustments set forth below in this warrant (this "Warrant") and the Agreement between the Issuer and Investor dated as of November 13, 2008 (the "Main Agreement"). Capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in the Main Agreement.

     1. Warrant. The Warrant represented hereby has been issued pursuant to the Main Agreement, and is subject to the terms and conditions thereof. Unless otherwise defined herein, capitalized terms used herein shall have the meanings set forth in the Main Agreement. A copy of the Main Agreement may be obtained by the registered holder hereof upon written request to the Issuer.

1.1	Warrant Number and Price; Warrant Term.

(a) Warrant Number and Price. Subject to the provisions of

the Main Agreement and this Warrant:

     (i) this Warrant entitles the Holder to purchase at any time during the Warrant Term for the Warrant Price shares of Common Stock with an aggregate purchase price of up to Twenty Million Dollars ($20,000,000) (either paid pursuant to Section 1.3(a) or deemed to have been paid in the case of Net Basis Settlement), subject to adjustment as set forth herein and in the Main Agreement; provided that the Warrant may not be exercised prior to 11:59 p.m. on December 12, 2008, unless either the First Closing or the Second Closing has occurred, and provided further that the Warrant may not be exercised for more than Twelve Million Five Hundred Thousand Dollars ($12,500,000) until both of the First Closing (as defined in the Main Agreement) and the Second Closing (as defined in the Main Agreement) have occurred;

     (ii) The "Warrant Price" shall be a price per share equal to the lesser of (i) Six Dollars ($6.00) (the "Cap Price") and (ii) the Prevailing Price as of the date of the relevant Warrant Notice less sixty cents ($0.60), subject to adjustment as set forth herein and in the Main Agreement; provided that if a Warrant Notice is submitted within a period of time beginning on and including the date of any prior Warrant Notice and ending twenty (20) Business Days after and excluding the date of the Warrant Exercise Closing Date for such Warrant Notice, the Warrant Price for such subsequent Warrant Exercise shall equal the lesser of (A) the Warrant Price in any Warrant Notice submitted during this period or (B) the Warrant Price that would otherwise be applicable without reference to any such preceding Warrant Notice.

     (b) Warrant Term. The "Warrant Term" shall mean the period beginning at the earlier of (x) the First Closing Date (as defined in the Main Agreement), (y) the Second Closing Date (as defined in the Main Agreement), and (z) December 12, 2008 and ending at 11:59 p.m. New York City time on the date that is ten (10) years following the earlier of (x), (y) and (z); provided that the

Warrant Term shall be extended by one (1) day for each day that a Registration Failure (as defined in the Main Agreement) shall exist.

     (c) Failure to Close under the Main Agreement. If no Closing (as defined in the Main Agreement) occurs under the Main Agreement (other than as a direct result of Fletcher's material breach of the Main Agreement) on or before December 12, 2008 (unless the parties to the Main Agreement mutually agree to extend the date for the First Closing (as defined in the Main Agreement) and the Second Closing (as defined in the Main Agreement) beyond December 12, 2008), then all references in this Warrant to "Twenty Million Dollars ($20,000,000)" shall be replaced with "Five Million Dollars ($5,000,000)". If only one Closing (as defined in the Main Agreement) occurs under the Main Agreement (other than as a direct result of Fletcher's material breach of the Main Agreement) on or before December 12, 2008 (unless the parties to the Main Agreement mutually agree to extend the date for the other Closing (as defined in the Main Agreement) beyond December 12, 2008), then all references in this Warrant to "Twenty Million Dollars ($20,000,000)" shall be replaced with "Twelve Million Five Hundred Thousand Dollars ($12,500,000)". If no Closing occurs under the Main Agreement on or before December 12, 2008 (unless the parties to the Main Agreement mutually agree to extend the date for the First Closing (as defined in the Main Agreement) and the Second Closing (as defined in the Main Agreement) beyond December 12, 2008) as a direct result of Fletcher’s material breach of the Main Agreement, this Warrant and all of Holder's rights to purchase shares of Common Stock hereunder shall terminate.

     1.2 Manner of Exercise. The Warrant may be exercised by the Holder, in whole or in part, from time to time during the Warrant Term, by facsimile, mail or overnight courier delivery of a notice in substantially the form attached to this Warrant as Exhibit 1 duly executed by such Holder (a "Warrant Notice") and any such exercise shall be irrevocable; provided, that if the consummation of the transactions contemplated by such exercise does not occur on the third (3rd) Business Day after and excluding the date of the Warrant Notice relating thereto, then, in addition to all other remedies available to the Holder at law or in equity, the Holder may withdraw such Warrant Notice, provided, further, that the Holder may resubmit such Warrant Notice after such withdrawal and the Warrant Price shall be determined either (x) as specified in the withdrawn Warrant Notice or (y) as of the date of such resubmitted Warrant Notice, in either case, in the Holder’s sole discretion. The Issuer shall acknowledge receipt of such Warrant Notice no later than the first Business Day after and excluding the date of receipt thereof by countersigning the Warrant Notice and delivering a copy of such countersignature to the Holder by facsimile or overnight courier, and failure to do so shall constitute acceptance of such notice on the terms set forth therein. The closing of each exercise of the Warrant ("Closing") shall take place on the third (3rd) Business Day after and excluding the date of the Warrant Notice relating thereto (each such date, a "Warrant Exercise Closing Date").

1.3	Delivery of Common Stock and Payment.

(a) On each Warrant Exercise Closing Date, the Holder shall

deliver payment in cash, by wire transfer to the Issuer's account designated in Section 19 of the Main Agreement of immediately available United States funds in an amount equal to the product of (x) the number of shares of Common Stock designated in the Warrant Notice multiplied by (y) the Warrant Price and such Holder shall thereupon be entitled to receive the number of duly authorized, validly issued, fully paid and nonassessable shares of Common Stock designated in the Warrant Notice.

     (b) Notwithstanding subsection (a) above, if the Holder elects Net Basis Settlement in the relevant Warrant Notice or the Issuer elects Net Basis Settlement in its acknowledgement of the relevant Warrant Notice, and if one of the circumstances described in the following sentence exists, then in lieu of the settlement procedure set forth in subsection (a) above, a Net Basis Settlement shall occur. Net Basis Settlement shall be permitted if one or more of the following circumstances exists:

     (i) a Registration Failure has occurred or any of the Common Shares is not listed on any of the NYSE Arca, the New York Stock Exchange, the American Stock Exchange, the Nasdaq Global Select Market or the Nasdaq Global Market;

	(ii)	the Warrant Notice is submitted on or after
August 14, 2009;

	(iii)	the Warrant Notice is submitted on or after

May 14, 2009 but before August 14, 2009 and the total number of Common Shares (as defined in the Main Agreement) issued under the Main Agreement and this Warrant and issuable under the Main Agreement and this Warrant, without giving effect to any Net Basis Settlement, would at any time exceed Nine Million Four

Hundred Fifty Nine Thousand Eight Hundred Eighty Nine (9,459,889);

     (iv) the Issuer shall be in material breach of, or shall not have performed in a material respect, its covenants, agreements or obligations under this Warrant or the Main Agreement;

     (v) a material adverse change in the business affairs, assets, results of operations or prospects of the Issuer and its subsidiaries, on a consolidated basis, shall have occurred and be continuing;

     (vi) a Change of Control shall have been announced or shall have occurred; or

     (vii) the Company fails to satisfy any of the continued listing criteria of the NYSE Arca or, if no longer listed on the NYSE Arca, the New York Stock Exchange, the American Stock Exchange, the Nasdaq Global Select Market or the Nasdaq Global Market, as applicable, or any present set of facts or circumstances will (with the passage of time or the giving of notice or both or neither) cause any of the Common Stock to be delisted from the NYSE Arca or, if then listed on the New York Stock Exchange, the American Stock Exchange, the Nasdaq Global Select Market or the Nasdaq Global Market, such exchange.

     (c) In a "Net Basis Settlement," the Holder shall not make the payment provided in subsection (a) above and the Issuer shall issue and deliver the number of shares of Common Stock to the Holder calculated by dividing X by the Warrant Price as of the date of the Warrant Notice, where "X" is the product of (1) the number of shares that would have been delivered (without reference to the 19.99% Limit or the Maximum Number (each as defined in the Agreement)) if it were not a Net Basis Settlement, multiplied by (2) the amount by which the Net Basis Price exceeds the Warrant Price as of the date on which such Warrant Notice is delivered. The "Net Basis Price" shall equal the closing price of the Common Stock (as reported on the NYSE by Bloomberg, L.P. or such other reputable financial information service as shall be designated by the Holder and be reasonably acceptable to the Issuer) as of three (3) Business Days before and excluding the date on which a Warrant Notice is delivered. The "Prevailing Price" means, with respect to any reference date, the average of the Daily Market Prices of the Common Stock (or, for purposes of determining the Prevailing Price of the common stock of an Acquiring Person, the common stock of such Acquiring Person) for the forty (40) Business Days ending on and including the third (3rd) Business Day before such reference date. The "Daily Market Price" means, on any date, the amount per share of the Common Stock (or, for purposes of determining the Daily Market Price of the common stock of an Acquiring Person, the common stock of such Acquiring Person), equal to (i) the daily volume-weighted average price on the NYSE or, if no sale takes place on such date, the average of the closing bid and asked prices on the NYSE thereof on such date, in each case as reported by Bloomberg, L.P. (or by such other Person as Investor and the Company may agree), or (ii) if such Common Stock (or the common stock of an Acquiring Person or its Parent) is not then listed or admitted to trading on the NYSE, the higher of (x) the book value per share thereof as determined by any firm of independent public accountants of recognized standing selected by Company and reasonably acceptable to Investor as of the last calendar day of the most recent month ending before the date as of which the determination is to be made and (y) the fair market value per share thereof determined in good faith by an independent, nationally recognized appraisal firm selected by Investor and reasonably acceptable to the Company (whose fees and expenses shall be borne by the Company), subject in each case to adjustment for stock splits, recombinations, stock dividends and the like.

     1.4 Delivery of Common Stock. On each Warrant Exercise Closing Date, the Issuer at its expense (including the payment by it of any applicable issue taxes) shall cause to be issued in the name of and delivered to the Holder or as such Holder may direct shares of Common Stock in certificated form or, if permitted, through delivery by electronic book-entry at the DTC to the credit of the Holder's account, which account shall be designated in writing by the Holder to the Company not later than the Business Day before such Warrant Exercise Closing Date.

1.5	Adjustments to Cap Price.

(a) Issuance of Additional Shares of Common Stock. In case

the Company (or any Acquiring Person) agrees to issue or sell or issues or sells securities in an Equity Issuance (as defined in the Main Agreement but without regard as to when such Equity Issuance occurs) for no consideration or for a consideration per share less than the greater of the Daily Market Price and the Cap Price in effect immediately prior to such issue or sale, then, and in each such case the Cap Price shall be reduced, concurrently with such sale, to a price equal to the average of (x) the Cap Price without giving effect to any such reduction and (y) the lowest price per share at which a share of Common Stock (or the economic equivalent thereof or other securities of such Acquiring Person) may be issued pursuant to such Equity Issuance. Notwithstanding anything to the contrary in this Section 1.5(a), no reductions will be made for (i) sales or issuances to employees, consultants, vendors, service providers or directors of the Issuer directly or pursuant to a stock option plan, employee stock purchase plan or restricted stock plan, or other similar arrangements in effect on the date of the Main Agreement, or similar plans, contracts or arrangements approved by the Issuer's Board of Directors after the date of the Main Agreement, in each case in the ordinary course of business consistent with past practices and in each case related to compensation for services (and, with respect to vendors and service providers, not the sole or principal form of compensation for such services) and not for the purpose of raising capital, or (ii) issuances issued upon the exercise or conversion of any options, warrants or convertible notes outstanding on the date of the Main Agreement, in each case in accordance with the terms of such options, warrants or convertible notes in effect on the date of the Main Agreement.

     (b) Dilution in Case of Other Securities. In case any other securities shall be issued or sold or shall become subject to issue or sale upon the conversion or exchange of any stock (or other securities) of the Company (or other securities of any Acquiring Person) or to subscription, purchase or other acquisition pursuant to any Options issued or granted by the Company (or any such Acquiring Person) for a consideration such as to dilute, on a basis consistent with the standards established in the other provisions of this Section 1.5, the purchase rights granted by this Agreement, then, and in each such case, the computations, adjustments and readjustments provided for in this Section 1.5 with respect to the Cap Price shall be made as nearly as possible in the manner so provided and applied to protect the Investor against the effect of such dilution. Notwithstanding anything to the contrary in this Section 1.5(b), no adjustments will be made for (i) sales or issuances to employees, consultants, vendors, service providers or directors of the Issuer directly or pursuant to a stock option plan, employee stock purchase plan or restricted stock plan, or other similar arrangements in effect on the date of the Main Agreement, or similar plans, contracts or arrangements approved by the Issuer's Board of Directors after the date of the Main Agreement, in each case in the ordinary course of business consistent with past practices and in each case related to compensation for services (and, with respect to vendors and service providers, not the sole or principal form of compensation for such services) and not for the purpose of raising capital, or (ii) issuances issued upon the exercise or conversion of any options, warrants or convertible notes outstanding on the date of the Main

Agreement, in each case in accordance with the terms of such options, warrants or convertible notes in effect on the date of the Main Agreement.

     (c) Restatements. If Holder has submitted a Restatement Adjustment Notice (as defined in the Main Agreement), then the Cap Price shall automatically be adjusted to equal the lower of (i) the Restatement Price (as defined in the Main Agreement) and (ii) the Cap Price in effect immediately before such Restatement Adjustment Notice.

     (d) Stock Splits, Dividends or Distributions. In the event of any issuances of Common Stock pursuant to any stock split, dividend or distribution payable in additional shares of capital stock to holders of Common Stock, the Cap Price shall be adjusted to protect the Investor against the dilutive effect of any such stock split, dividend or distribution.

     2. Reservation of Shares. For so long as this Warrant has not been exercised in full, the Issuer shall, at all times prior to the end of the Warrant Term, reserve and keep available, free from any pre-emptive rights that would reduce the number of shares of Common Stock issuable to the Holder under this Warrant or the Main Agreement, out of its authorized but unissued capital stock, the number of shares of Common Stock available for exercise hereunder. In the event the number of shares of Common Stock issued and issuable to the Holder under this Warrant or the Main Agreement plus all other shares of Common Stock outstanding and otherwise reserved for issuance exceeds the total authorized number of shares of Common Stock, the Issuer shall promptly take all actions necessary to increase the authorized number of shares of Common Stock, including causing its board of directors to call a special meeting of stockholders and recommend such increase.

     3. Transfer and Assignment. By accepting delivery of this Warrant, the Holder covenants and agrees with the Issuer not to exercise the Warrant or transfer the Warrant or the shares of Common Stock represented hereby except in compliance with the terms of the Main Agreement and this Warrant. By accepting delivery of this Warrant, the Holder further covenants and agrees with the Issuer that the Warrant may not be sold or assigned, in whole or in part, unless such sale or assignment complies with applicable federal and state securities laws and the terms of the Main Agreement and this Warrant. If a portion of the Warrant evidenced hereby is transferred in compliance with the terms of the Main Agreement and this Warrant, all rights of the Holder hereunder may be exercised by the transferee provided that any Holder of the Warrant may deliver a Warrant Notice only with respect to such Holder's portion of the Warrant.

     4. Taxes. The Issuer will pay all documentary stamp taxes (if any) attributable to the issuance of Common Stock upon the exercise of the Warrant by the Holder; provided, however, that the Issuer shall not be required to pay any tax or taxes which may be payable in respect of any transfer involved in the registration of the Warrant or any Common Shares in a name other than that of the Holder of the Warrant surrendered upon the exercise of the Warrant, and the Issuer shall not be required to issue or deliver a Warrant evidencing rights thereunder or certificates for Common Shares unless or until the person or persons requesting the issuance thereof shall have paid to the Issuer the amount of such tax or shall have established to the reasonable satisfaction of the Issuer that such tax has been paid.

5.	Conditions Precedent.

(a) The obligations of Investor to consummate any Closing

are subject to the performance by the Company of its obligations hereunder and under the Main Agreement, and to the satisfaction of the additional conditions precedent, unless expressly waived in writing by Investor, that on such Warrant Exercise Closing Date:

     (i) the representations and warranties made by the Company in the Main Agreement shall be true and correct as of such Warrant Exercise Closing Date, except with respect to those representations and warranties which address matters only as of a particular date, which representations and warranties shall be true and correct as of such date;

     (ii) since the last day of the most recently completed Quarter for which a quarterly report on Form 10-Q (or, if the most recently completed Quarter was the last Quarter of the Company's fiscal year, an annual report on Form 10-K) has been filed with the SEC, and except as disclosed in any SEC Filing at least one (1) Business Day before the date immediately prior to and excluding the date of such Warrant Notice, there has not been, and the Company is not aware of any of the following: (A) any development or condition that has resulted, or is reasonably likely to result, in a material adverse effect on the Company, (B) any obligation, direct or contingent, that is material to the Company and its subsidiaries on a consolidated basis, incurred by the Company or any of its subsidiaries, except obligations incurred in the ordinary course of business, (C) any dividend or distribution of any kind declared, paid or made on the capital stock of the Company or (D) any loss or damage (whether or not insured) to the physical property of the Company or any of its subsidiaries which has been sustained which has resulted, or is reasonably likely to result, in a material adverse effect on the Company.

     (iii) the Company shall have complied fully with all of the covenants and agreements in this Warrant and the Main Agreement; and

     (iv) Investor shall have received a certificate of the Chief Executive Officer and the Chief Financial Officer of the Company dated such date and certifying as to subsections (i) to (iii), inclusive, of this Section 5(a).

     (b) The obligations of the Company to consummate any Closing are subject to the performance by the Holder of its obligations hereunder and to the satisfaction (unless expressly waived in writing by the Company) of the additional conditions precedent that, on each Warrant Exercise Closing Date:

     (i) the representations and warranties made by the Holder in the Main Agreement shall be true and correct in all material respects, except with respect to those representations and warranties which address matters only as of a particular date, which representations and warranties shall be true and correct as of such date;

     (ii) the Holder shall have complied in all material respects with all of the covenants in this Warrant; and

     (iii) the Company shall have received on such date a certificate of an appropriate officer of the Holder dated such date and to such effect.

6. Business Combinations; Dividends and Distributions.

     (a) If a Change of Control (as defined in the Main Agreement) occurs, the Holder may elect to receive on any date before, on or after the date of such Change of Control, from time to time, in whole or in part, any of the following:

     (i) the consideration to which the Holder would have been entitled upon such consummation as if the Holder had exercised the Warrant with respect to the specified number of shares of Common Stock immediately before the consummation of such Change of Control; and

     (ii) shares of common stock or other publicly-held equity of the Acquiring Person (as defined in the Main Agreement), determined as if (A) all references to the Prevailing Price herein were references to the Prevailing Price of such Acquiring Person's stock or equity and (B) all references to Warrant Price herein were multiplied by a fraction, the numerator of which is the Daily Market Price of such Acquiring Person's stock or equity as of the consummation of such Change of Control and the denominator of which is the Daily Market Price of Common Stock as of the consummation of such Change of Control.

     (b) Between the date of notice of a Change of Control is delivered (or an event shall have occurred that would require the delivery of a notice of a Change of Control) and the effective date of the Change of Control, the Holder shall continue to have the right to submit to the Company a Warrant Notice and consummate any Closing, in the Holder's sole discretion, in accordance with the terms and conditions of this Warrant. In addition, the Holder at its sole option may elect to submit to the Company a special notice (a "Contingent Exercise Notice") to exercise the Warrant in whole or in part in connection with such Change of Control; in which case, notwithstanding the provisions of Section 1:

     (i) the effectiveness of such contingent exercise shall be conditional upon the effectiveness of the Change of Control;

     (ii) until the effective date of such Change of Control, the Holder shall have the right to deliver a notice to withdraw such Contingent Exercise Notice; and

     (iii) if such Contingent Exercise Notice shall not have been withdrawn, then on the effective date of such Change of Control, the Holder shall receive, upon payment of the price designated in the Contingent Exercise Notice (or the deemed payment in the case of a Net Basis Settlement), the same consideration, in the form of cash, securities or other assets (the "Acquisition Consideration") per share of Common Stock issuable to any other holder of shares of Common Stock in connection with such Change of Control based upon the number of shares of Common Stock which the Holder would have held if the Holder had consummated such Closing on the Business Day immediately preceding the date on which such Change of Control occurs. If the Acquisition Consideration is in the form of cash, the Holder shall not be required to tender the price specified in the Contingent Exercise Notice, but shall receive an amount in connection with such Change of Control equal to the Acquisition Consideration applicable to the Holder based on the number of shares of Common Stock the Holder would have held had it consummated the Closing on the Business Day immediately preceding the date on which such Change of Control occurs, less the price specified in such Contingent Exercise Notice.

     (c) If the Company declares, pays or makes a dividend or distribution on its Common Stock or preferred stock of any kind (including, without limitation in cash, securities or other property), the Holder shall be entitled to receive the amount of such dividend or distribution on the same date that other stockholders receive such dividend or distribution, as if it had exercised the Warrant in full before the record date thereof.

     7. Lost or Stolen Warrant. In case this Warrant shall be mutilated, lost, stolen or destroyed, the Issuer may in its discretion issue in exchange and substitution for and upon cancellation of the mutilated Warrant, or in lieu of and substitution for the Warrant lost, stolen or destroyed, a new Warrant of like tenor, but only upon receipt of evidence reasonably satisfactory to the Issuer of such loss, theft or destruction of such Warrant. Applicants for a substitute Warrant shall also comply with such other reasonable regulations and pay such other reasonable charges as the Issuer may prescribe.

8. Agent. The Issuer (and any successor) shall serve as agent for the

Warrant under this Warrant and shall at all times maintain a register of the holders of the Warrant.

     9. Notice. All communications hereunder shall be in writing and delivered as set forth in Section 19 of the Main Agreement.

10.	Miscellaneous.

10.1 This Warrant shall be governed by, and construed in

accordance with, the internal laws of the State of New York (including Sections 5-1401 and 5-1402 of the New York General Obligation Law), and the Issuer hereby submits to the exclusive jurisdiction of any state or federal court in New York City, New York and any court hearing any appeal therefrom, over any suit, action or proceeding against it arising out of or based upon this Warrant (a "Related Proceeding"). The Issuer hereby waives any objection to any Related Proceeding in such courts whether on the grounds of venue, residence or domicile or on the ground that the Related Proceeding has been brought in an inconvenient forum.

     10.2 Any and all remedies set forth in this Warrant: (i) shall be in addition to any and all other remedies the Holder or the Company may have at law or in equity, (ii) shall be cumulative, and (iii) may be pursued successively or concurrently as each of the Holder and the Company may elect. The exercise of any remedy by the Holder or the Company shall not be deemed an election of remedies or preclude the Holder or the Company, respectively, from exercising any other remedies in the future.

     10.3 For purposes of this Warrant, except as otherwise expressly provided or unless the context otherwise requires: (i) the terms defined in this Warrant have the meanings assigned to them in this Warrant and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender and neutral gender of such term; (ii) accounting terms not otherwise defined herein have the meanings assigned to them in accordance with U.S. GAAP; (iii) references herein to "Articles", "Sections", "Subsections", "Paragraphs" and other subdivisions without reference to a document are to designated Articles, Sections, Subsections, Paragraphs and other subdivisions of this Warrant, unless the context shall otherwise require; (iv) a reference to a Subsection without further reference to a Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to Paragraphs and other subdivisions; (v) the words "herein", "hereof", "hereunder" and other words of similar import refer to this Warrant as a whole and not to any particular provision; (vi) the term "include" or "including" shall mean without limitation; (vii) the table of contents to this Warrant and all section titles or captions contained in this Warrant or in any Exhibit, Schedule or Annex hereto or referred to herein are for convenience only and shall not be deemed a part of this Warrant and shall not affect the meaning or interpretation of this Warrant; (viii) any agreement, instrument or statute defined or referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statues and references to all attachments thereto and instruments incorporated therein; and (viii) references to a Person are also to its permitted successors and assigns and, in the case of an individual, to his or her heirs and estate, as applicable.

     10.4 If any term or other provision of this Warrant is invalid, illegal or incapable of being enforced by any rule of law or public policy all other conditions and provisions of this Warrant shall nevertheless remain in full force and effect. If the final judgment of a court of competent jurisdiction or other authority declares that any term or provision hereof is invalid, void or unenforceable, the undersigned agrees that the court making such determination shall have the power to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Issuer shall negotiate in good faith with the Holder to modify this Warrant so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

10.5	Time shall be of the essence in this Warrant.

10.6	All dollar ($) amounts set forth herein refer to United States dollars. All payments hereunder will be made in lawful currency of the United States of America.

     10.7 Notwithstanding anything herein to the contrary, all measurements and references related to share prices and share numbers herein will be, in each instance, appropriately adjusted for stock splits, recombinations, stock dividends and the like.

     10.8 The Company may not assign its obligations under this Warrant other than by operation of law or in connection with a merger or sale of all or substantially all of the Company's assets or stock or a Change of Control of the Company. Notwithstanding anything to the contrary in this Warrant, the Holder may assign, pledge, hypothecate or transfer any of the rights and associated obligations contemplated by this Warrant, in whole or in part, at its sole discretion (including, but not limited to, assignments, pledges, hypothecations and transfers in connection with financing, derivative or hedging transactions with respect to this Warrant).

10.9 This Warrant shall not be valid unless signed by the Issuer.

[Remainder of Page Left Blank Intentionally]

     IN WITNESS WHEREOF, the Issuer has caused this Warrant to be signed by its duly authorized officer.

Dated: November 13, 2008

RASER TECHNOLOGIES, INC.

By: /s/ Martin F. Petersen______________
Name: Martin F. Petersen Title: CFO

SIGNATURE PAGE TO WARRANT

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